Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Plan Administrator and Audit Committee of the Board of Directors

Lake Sunapee Bank Profit Sharing – Stock Ownership Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212097) of the Lake Sunapee Bank Profit Sharing – Stock Ownership Plan of our report dated June 28, 2016, with respect to the Statements of Net Assets Available for Benefits as of December 31, 2015 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended, which report appears in the Annual Report on Form 11-K of Lake Sunapee Bank Profit Sharing – Stock Ownership Plan for the fiscal year ended December 31, 2016.

/s/ Berry Dunn

Bangor, Maine

June 29, 2017